NEWS
FOR IMMEDIATE RELEASE                        CONTACT
June 17, 2014                                    Jalpa Nazareth
(Investor Inquiries)
Christopher Bohanon
(Media Inquiries)
(202) 872-7700

Farmer Mac to Enhance Capital Position Through the Issuance of $75 Million of Series C Preferred Stock

Washington, DC – The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today announced that it has agreed to issue $75 million of Tier 1 capital through the public offering of 6.000% fixed-to-floating rate non-cumulative perpetual Series C preferred stock, with a liquidation preference of $25.00 per share. The preferred stock offering is expected to close on June 20, 2014, subject to customary closing conditions. Farmer Mac intends to use the net proceeds from the sale of the preferred stock for general corporate purposes. Farmer Mac expects to list the Series C preferred stock on the New York Stock Exchange under the symbol “AGM PR C.”

Holders of the Series C preferred stock will be entitled to receive a non-cumulative quarterly cash dividend, initially at a fixed rate of 6.000% per year from the original issue date to, and including, July 17, 2024, and thereafter, at a floating rate equal to three month U.S. dollar LIBOR plus 3.26% per year, when, as, and if declared by the Board of Directors of Farmer Mac. The Series C preferred stock will have no maturity date, but Farmer Mac will have the option to redeem the preferred stock at any time on and after July 18, 2024.

This release does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities referred to in this release. The offering is being made pursuant to an exemption from registration under the Securities Act of 1933, as amended and is being made solely by means of an offering circular. The Series C preferred stock may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements

Some statements in this press release regarding the preferred stock offering are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which can be identified through the use of terms such as “expects,” “intends,” “should,” and similar phrases include, without limitation, statements about the offering, terms of the preferred stock, and use of proceeds.

Management’s expectations regarding the closing of the offering and the application of net proceeds necessarily involve a number of assumptions and uncertainties and may be affected by a number of factors, including economic and market factors that are outside of Farmer Mac’s control. Farmer Mac may not be able to consummate the offering or issue the preferred stock on the terms it expects.

Farmer Mac is the stockholder-owned company created to deliver capital and increase lender competition for the benefit of American agriculture and rural communities.
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